Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

FOURTH QUARTER 2015 RESULTS

BOSTON, MA (2/18/16) — The Boston Beer Company, Inc. (NYSE: SAM) reported fourth quarter 2015 net revenue of $215.1 million, a decrease of $2.7 million or 1% from the same period last year, mainly due to a decline in core shipments of 3%, partially offset by price increases. Net income for the fourth quarter was $16.1 million, or $1.21 per diluted share, a decrease of $3.0 million or $0.19 per diluted share from the fourth quarter of 2014. This decrease was primarily due to the decrease in net revenue and increases in advertising, promotional and selling expenses that were only partially offset by increased gross margin.

Earnings per diluted share for the 52-week period ended December 26, 2015 were $7.25, an increase of $0.56, or 8%, from the comparable 52-week period in 2014. Net revenue for the 52-week period ended December 26, 2015 was $959.9 million, an increase of $56.9 million, or 6%, from the comparable 52-week period in 2014.

Highlights of this release include:

•	Depletions decreased 3% from the comparable 13-week period in 2014.

•	Depletions increased 4% from the comparable 52-week period in 2014.

•	Gross margin for the fourth quarter was 50.6% and the full year 2015 was 52.3%.

•	Advertising, promotional and selling expenses in the quarter increased $5.3 million or 9% compared to the fourth quarter of 2014 and increased $22.9 million or 9% for the full year 2015, primarily due to planned increased investments behind the Company’s brands.

•	Full year 2015 capital spending totaled $74.2 million, most of which relates to continued investments in the Company’s breweries.

•	The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks.

•	Full year 2016 percentage growth in depletions and shipments over 2015 is currently estimated to be in the mid-single digits.

•	Full year 2016 earnings per diluted share are estimated to be between $7.60 and $8.00.

•	Full-year 2016 capital spending is now estimated to be between $60 million and $80 million, a decrease in the range from the previously communicated estimate of $70 million to $90 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our depletion trends softened during the year, even as the better beer and craft categories appear healthy. We believe we have lost share, as new craft brewers enter the market and more existing craft brewers are expanding their regional distribution, with the result that drinkers are seeing more choices, including a wave of new beers in all markets. We believe that craft beer will continue to grow and that we are well positioned to share in that growth and meet the challenge of the current environment, through the quality of our beers, our innovation capability and our sales execution strength, coupled with our strong financial position that enables us to invest in growing our brands. We’re excited by the introduction of our Samuel Adams Nitro Project in the first quarter of 2016, as well as the national rollout of Rebel Grapefruit IPA in bottles and cans to complement the national draft release in the fourth quarter of 2015. We believe that the history, authenticity and quality of the Samuel Adams brand, our unique beers, and our ability to invest, position us well for future growth and we are committed to improving our current trends.”

Martin Roper, the Company’s President and CEO stated, “In the fourth quarter, our depletions declined due to decreases in our Samuel Adams and Angry Orchard brands that were only partially offset by increases in our Coney Island, Twisted Tea and Traveler brands. This decline is largely due to increased competition in the craft beer category and general weakness in the cider category. We are working hard to improve the Samuel Adams brand trends and feel good about our new media advertising message ‘Know more. Love more,’ although it is too early to know if this messaging will stabilize our trends. During the fourth quarter, we saw the cider category start to decline, even as new cideries continued to enter. We are happy that Angry Orchard maintained its share and we are directing our efforts to grow the category and our share of it. We remain positive about the long term cider category potential, but short term growth is less certain. We remain committed to investment in innovation, commensurate with the opportunities and the increased competitive activity that we see.”

Mr. Roper went on to say, “Our primary focus in 2016 will be on innovating within the Samuel Adams family, integrating persuasive drinker programming across point of sale, promotions and media for all of our brands, and prioritizing the core styles of Angry Orchard, Twisted Tea, Traveler and Coney Island Hard Root Beer for increased distribution and promotion. We are increasing investments in our new beer and cider development capabilities, so we can maintain the pace of innovation and also be positioned to react quickly to any opportunities that emerge. We expect to maintain a high level of brand investment in this competitive environment, as we pursue sustainable growth. At the same time, we are taking steps to ensure that our investment dollars are well spent. To that end, we plan to evaluate the effectiveness of all of our investments and endeavor to improve our internal processes and cost structures. We continue to evaluate all our spending, so as to allocate it to the activities which are most likely to support growth.”

Commenting on planned senior leadership transitions, Mr. Roper said, “Our success over the last ten years has been a team effort by all employees, but I am particularly grateful for the support provided by my leadership team. We have previously announced the planned retirement of several members of that team: our Chief Financial Officer, Bill Urich, our Vice President Operations, Tom Lance, and our Vice President Brand Development, Bob Pagano. As part of our succession process we announced the promotion of Matt Murphy to Chief Accounting Officer when Bill announced his plans to step down last August and we have recently announced the promotion of John Geist to Chief Sales Officer, the hiring of Frank Smalla, who will succeed Bill as Chief Financial Officer on February 20, 2016, and the hiring of Quincy Troupe as Senior Vice President Supply Chain to provide operations leadership, taking on many of Tom’s responsibilities. We have also created a Brand Leadership Team, consisting of the senior members of Bob’s Brand Development team. These key leaders, who will report to me, have been challenged to drive our brand initiatives and integrate those initiatives with our Sales Team. I am excited by this opportunity to build our leadership team for the current challenges and to help lead the company on its next chapter.”

4th Quarter 2015 Summary of Results

Depletions declined 3% from the comparable 13-week period in the prior year, reflecting decreases in our Samuel Adams and Angry Orchard brands, partially offset by increases in our Coney Island, Twisted Tea and Traveler brands.

Core shipment volume was approximately 958,000 barrels, a 3% decrease over the fourth quarter of 2014.

The Company believes distributor inventory at December 26, 2015 was at an appropriate level. Inventory at December 26, 2015 at distributors participating in the Freshest Beer Program decreased slightly in terms of days of inventory on hand when compared to December 27, 2014. The Company has approximately 71% of its volume on the Freshest Beer Program.

Gross margin at 50.6% increased from 49.8% in the fourth quarter of 2014, primarily due to price increases and lower ingredient costs that were partially offset by product mix effects.

Advertising, promotional and selling expenses increased $5.3 million compared to the fourth quarter of 2014. Increases in point of sale and media advertising were partially offset by decreases in freight to distributors, due to lower volumes.

General and administrative expenses increased by $0.9 million from the fourth quarter of 2014, primarily due to increases in consulting costs and facilities costs that were partially offset by lower salary costs.

The Company’s effective tax rate for the fourth quarter decreased to 37.9% from 39.1% in the fourth quarter of 2014. The fourth quarter rates in 2014 and 2015 were higher than the full year rates, due to the unfavorable tax rate impact of bonus depreciation, which was enacted during the fourth quarter in both years.

Full Year 2015 Summary of Results

Depletions grew by 4% from the comparable 52-week period in 2014, reflecting increases in our Twisted Tea, Coney Island, Angry Orchard and Traveler brands, partially offset by decreases in our Samuel Adams brand.

Core shipment volume was approximately 4.2 million barrels, a 4% increase from the comparable 52-week period in 2014.

Advertising, promotional and selling expenses were $22.9 million higher than costs incurred in the comparable 52-week period in 2014. The increase was primarily a result of increased investments in media advertising, increased costs for additional sales personnel and commissions, and point of sale and local marketing.

General and administrative expenses increased by $5.6 million from the comparable 52-week period in 2014, primarily due to increases in salary and benefit expenses, consulting and facilities costs.

The Company’s effective tax rate decreased to 36.5% from the 37.7% rate in the comparable 52-week period in 2014. The 2015 rate decrease was primarily the result of an increased federal manufacturing deduction and lower state tax rates.

The Company expects that its cash balance of $94.2 million as of December 26, 2015, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the fourth quarter and the period from December 27, 2015 through February 12, 2016, the Company repurchased 438,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $87.9 million. On February 10, 2016, the Board of Directors approved an increase of $50.0 million to the previously approved $525.0 million share buyback expenditure limit, for a new limit of $575.0 million. As of February 12, 2016 the Company had approximately $95.9 million remaining on the $575.0 million share buyback expenditure limit set by the Board of Directors.

Depletion Estimates

Year-to-date depletions through the six weeks ended February 6, 2016 are estimated by the Company to have decreased approximately 3% from the comparable period in 2015.

2016 Outlook

The Company currently projects full year 2016 earnings per diluted share to be between $7.60 and $8.00. The Company’s actual 2016 earnings per share could vary significantly from the current projection. The 2016 fiscal year includes 53 weeks compared to the 2015 fiscal year which included only 52 weeks. Underlying the Company’s current 2016 projection are the following 53-week full-year estimates and targets:

•	Depletions and shipments percentage growth of mid-single digits.

•	National price increases of between 1% and 2%.

•	Gross margin of between 52% and 54%.

•	Increased investment in advertising, promotional and selling expenses of between $10 million and $20 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Effective tax rate of approximately 37%.

•	Estimated capital spending of between $60 million and $80 million, which could be significantly higher, depending on capital required to meet future growth.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider and Twisted Tea, as well as several other craft beer brands brewed by Alchemy & Science, our craft beer incubator. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 26, 2015 and December 27, 2014. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, February 18, 2016

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	(unaudited)
	December 26, 2015 (13 weeks)	December 27, 2014 (13 weeks)	December 26, 2015 (52 weeks)	December 27, 2014 (52 weeks)
Barrels sold	958	983	4,256	4,103
Revenue	$229,847	$232,966	$1,024,040	$966,478
Less excise taxes	14,714	15,149	64,106	63,471

Net revenue	215,133	217,817	959,934	903,007
Cost of goods sold	106,366	109,417	458,317	437,996

Gross profit	108,767	108,400	501,617	465,011
Operating expenses:
Advertising, promotional and selling expenses	63,806	58,493	273,629	250,696
General and administrative expenses	18,583	17,671	71,556	65,971
Impairment of assets	40	200	258	1,777

Total operating expenses	82,429	76,364	345,443	318,444

Operating income	26,338	32,036	156,174	146,567
Other income (expense), net:
Interest income (expense)	48	(1)	56	21
Other expense, net	(422)	(688)	(1,220)	(994)

Total other income (expense), net	(374)	(689)	(1,164)	(973)

Income before provision for income tax	25,964	31,347	155,010	145,594
Provision for income taxes	9,849	12,273	56,596	54,851

Net income	$16,115	$19,074	$98,414	$90,743

Net income per common share - basic	$1.25	$1.46	$7.46	$6.96

Net income per common share - diluted	$1.21	$1.40	$7.25	$6.69

Weighted-average number of common shares - Class A basic	9,477	9,364	9,619	9,202

Weighted-average number of common shares - Class B basic	3,400	3,663	3,504	3,766

Weighted-average number of common shares - diluted	13,275	13,520	13,520	13,484

Net income	$16,115	$19,074	$98,414	$90,743

Other comprehensive income (loss), net of tax:
Currency translation adjustment	(9)	—	(22)	—
Defined benefit plans liability adjustment	204	(716)	204	(716)

Total other comprehensive income (loss), net of tax:	195	(716)	182	(716)

Comprehensive income	$16,310	$18,358	$98,596	$90,027

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 26, 2015	December 27, 2014
Assets
Current Assets:
Cash and cash equivalents	$94,193	$76,402
Accounts receivable, net of allowance for doubtful accounts of $244 and $144 as of December 26, 2015 and December 27, 2014, respectively	38,984	36,860
Inventories	56,462	51,307
Prepaid expenses and other current assets	12,053	12,887
Income tax receivable	14,928	21,321
Deferred income taxes	6,983	8,685

Total current assets	223,603	207,462
Property, plant and equipment, net	409,926	381,569
Other assets	8,188	12,447
Goodwill	3,683	3,683

Total assets	$645,400	$605,161

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$42,718	$35,576
Current portion of debt and capital lease obligations	58	55
Accrued expenses and other current liabilities	68,384	74,539

Total current liabilities	111,160	110,170
Deferred income taxes	56,001	50,717
Debt and capital lease obligations, less current portion	471	528
Other liabilities	16,547	7,606

Total liabilities	184,179	169,021
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,389,005 and 9,452,375 issued and outstanding as of December 26, 2015 and December 27, 2014, respectively	94	95
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,367,355 and 3,617,355 issued and outstanding as of December 26, 2015 and December 27, 2014, respectively	34	36
Additional paid-in capital	290,096	224,909
Accumulated other comprehensive loss, net of tax	(951)	(1,133)
Retained earnings	171,948	212,233

Total stockholders’ equity	461,221	436,140

Total liabilities and stockholders’ equity	$645,400	$605,161

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	December 26, 2015 (52 weeks)	December 27, 2014 (52 weeks)
Cash flows provided by operating activities:
Net income	$98,414	$90,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,885	35,138
Impairment of assets	258	1,777
Loss on disposal of property, plant and equipment	515	434
Bad debt expense (recovery)	165	(16)
Stock-based compensation expense	6,665	6,857
Excess tax benefit from stock-based compensation arrangements	(15,350)	(17,353)
Deferred income taxes	6,986	15,350
Changes in operating assets and liabilities:
Accounts receivable	(2,289)	5,157
Inventories	(5,155)	5,090
Prepaid expenses, income tax receivable and other assets	11,858	(9,447)
Accounts payable	5,985	884
Accrued expenses and taxes and other current liabilities	9,014	4,578
Other liabilities	8,732	2,019

Net cash provided by operating activities	168,683	141,211

Cash flows used in investing activities:
Purchases of property, plant and equipment	(74,187)	(151,784)
Cash paid for intangible assets and acquisition of brewery assets	(100)	(100)
Change in restricted cash	57	53

Net cash used in investing activities	(74,230)	(151,831)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(135,705)	(7,859)
Proceeds from exercise of stock options	42,339	27,272
Cash paid on note payable and capital lease	(54)	(53)
Excess tax benefit from stock-based compensation arrangements	15,350	17,353
Net proceeds from sale of investment shares	1,408	785

Net cash (used in) provided by financing activities	(76,662)	37,498

Change in cash and cash equivalents	17,791	26,878
Cash and cash equivalents at beginning of year	76,402	49,524

Cash and cash equivalents at end of period	$94,193	$76,402

Supplemental disclosure of cash flow information:
Income taxes paid	$45,078	$42,324

Income taxes refunded	$17,252	$—

Increase in accounts payable for repurchase of Class A Common Stock	$3,000	$—

(Decrease) Increase in accounts payable for purchase of property, plant and equipment	$(1,843)	$268

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com